Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-153509, 333-163861, and 333-165542, all on Form S-3, and Registration Statement Nos. 333-145036 and 333-167139, each on Form S-8, of The Dolan Company of our reports dated March 11, 2011, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of The Dolan Company, which appear in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
March 11, 2011